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EXHIBIT 6.1  ROYALTY AGREEMENT

                                ROYALTY AGREEMENT

         THIS AGREEMENT made as of the 17th day of December, 1996.

BETWEEN:

         KINeSYS PHARMACEUTICAL INC., a body corporate incorporated under the laws of the Province of Alberta and having an office in the City of Vancouver, in the Province of British Columbia
         (hereinafter referred to as "KPI")

                                     - and -

         KINeSYS PHARMACEUTICAL (CANADA) INC., a body corporate incorporated under the laws of the Province of British Columbia and having an office in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as the "Corporation")

         WHEREAS KPI, Jocelyn Kletter and Jeffrey Kletter have entered into a share purchase and sale agreement (the "Share Purchase Agreement") pursuant to which Jocelyn Kletter and Jeffrey Kletter have agreed to purchase certain common shares in the capital of the Corporation from KPI; and

         WHEREAS it is a condition of the Share Purchase Agreement that this Agreement be entered into; and

         WHEREAS the Corporation has agreed to grant KPI a royalty of 2.5% of the North American gross revenues of the Corporation on the terms and conditions set forth in this Agreement;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.       INTERPRETATION

         1.1 The headings of the Articles of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation hereof. All references to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement, The words "Agreement", "hereof", "herein", "hereunder", "hereby", "hereto" and similar expressions means and refer to this Agreement as the same may be amended, modified or supplemented at any time or from time to time.

         1.2 Words importing the singular include the plural and vice versa, and words importing gender including the masculine, feminine and neuter genders.

         1.3 All dollar amounts referred to in this Agreement are expressed in lawful money of Canada except where otherwise stated.

2.       ROYALTY

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         2.1      Commencing the beginning of the fiscal year after the first year the Corporation achieves annual gross revenues from its North American operations of $1,000,000, the Corporation shall pay to KPI a royalty equal to 2.5% of the gross revenues of the Corporation in North America (the "Royalty").

         2.2      The Royalty shall be payable by the Corporation to KPI until:

                  (a) KPI has received a total of $1,250,000 in royalty payments from the Corporation, provided these royalty payments are received by KPI prior to October 1, 2001; or

                  (b) KPI has received a total of $1,500,000 in royalty payments from the Corporation.

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION

         3.1      The Corporation represents and warrants to KPI as follows:

                  (a) the Corporation has been duly incorporated and organized, is validly existing and is up to date with all of its filings required under the laws of its jurisdiction of incorporation, has all necessary corporate power and authority and is duly qualified to own or lease its properties and assets and to carry on its business as now being conducted;

                  (b) the Corporation has the requisite power, capacity and authority to enter into this Agreement and to pay the Royalty to KPI; and

                  (c) this Agreement, when executed and delivered by the Corporation and when duly and properly executed and delivered by KPI, will be a valid and binding agreement, enforceable against the Corporation in accordance with its terms.

4.       METHOD OF PAYMENT OF ROYALTY

         4.1 Subject to the foregoing provisions, the Royalty shall be payable by the Corporation by a certified cheque of the Corporation to the registered office of KPI within 30 days of each fiscal quarter of the Corporation (the payments therefore are to be made by April 30, July 30, October 30 and January 30).

5.       ROYALTY DISPUTE

         5.1 The Corporation agrees to provide KPI, its representatives and its agents with access to al financial records of the Corporation during the term of this Agreement, upon two business days written notice.

         5.2 In the event KPI disagrees with the amount of or raises any other dispute with respect to the royalty payments, KPI may refer the matter to an independent chartered accounting firm selected by KPI (the "Auditor"), and the parties agree the decision of the Auditor shall be final and binding upon the parties.

6.       MISCELLANEOUS

         6.1      Time shall be of the essence of this Agreement.

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         6.2      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Corporation acknowledges that KPI may assign its rights under this Agreement to any other party without the consent of the Corporation.

         6.3      Each of the parties hereto shall from time to time, at the re

         6.4 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

         6.5 Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by prepaid telecopier, telex or other similar means of electronic communication (confirmed on the same or following day by prepaid mail), addressed in the case of notice to the Parties as follows:

         If to the Corporation:     Jocelyn & Jeffrey Kletter
                                    P5 - 2428 W. 1st Avenue
                                    Vancouver, British Columbia  V6K 6G6
                                    Telecopier: (604) 736-1081

         With a copy to:            Burstall Ward
                                    3100, 324 - 8th Avenue S.W.
                                    Calgary, Alberta  T2P 2Z2
                                    Attention:  Douglas M. Stuve
                                    Telephone:  (403) 234-3337
                                    Telecopier: (403) 265-8565

         If to KPI:                 KINeSYS Pharmaceutical Inc.
                                    #106, 1008 Beach Avenue
                                    Vancouver, British Columbia  V6E 1Y7
                                    Attention:  Douglas E. Ford
                                    Telephone:  (604) 685-0114
                                    Telecopier: (604) 685-2533

Any notice so given shall be deemed conclusively to have been given and received on the date that it is so personally delivered or sent by telex, telecopier or other similar means of electronic communication, or on the second day following the date which it is sent by private courier or mail. Either party hereto may change its address for notice by giving notice to the other parties hereto in the manner aforesaid.

         6.6 If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity7, legality or enforceability of such provision in any other jurisdiction and the validity, legality or enforceability of any other provision of this Agreement shall not be affected.

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         6.7      This Agreement may be executed in on or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement.

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

                                        KINeSYS PHARMACEUTICAL (CANADA) INC.


                                        Per:
                                            ---------------------------------
                                        Name:
                                             --------------------------------
                                        Title:
                                              -------------------------------


                                        KINeSYS PHARMACEUTICAL INC.


                                        Per:
                                            ---------------------------------
                                        Name:    Douglas Ford
                                        Title:   Director